FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

                    Rite Aid Corporation
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       (Last)                      (First)                    (Middle)

                           30 Hunter Lane
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                              (Street)

      Camp Hill,                   PA                          17011
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     (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

              12/7/00
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) 23-1614034

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4.  Issuer Name and Ticker or Trading Symbol

          AdvancePCS
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (X ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X__Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]




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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
   Series A-2 Preferred Stock
   Warrants to Purchase Class A Common Stock
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2. Date Exercisable and Expiration Date (Month/Day/Year)

     Series A-2 Preferred Stock          Series A-2 Preferred Stock
        12/7/2000                             No expiration date

        Warrants                             Warrants
        10/2/2002                            10/2/2010

     ------------------------             -------------------------
         Date Exercisable                      Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   --------------------------------        -------------------------------
               Title                         Amount or Number of Shares

     Class A Common Stock Underlying           6,250,000 shares
     Series A-2 Preferred Stock

     Class A Common Stock Underlying             780,000 shares
     Warrants

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4. Conversion or Exercise Price of Derivative Security
   Series A-2 Preferred Stock-conversion price $20 per share
   Warrants-exercise price $20 per share

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
           D

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6. Nature of Indirect Beneficial Ownership (Instr. 5)
       Not applicable

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   EXPLANATION OF RESPONSES:




   /s/ Elliot S. Gerson                                01/02/01
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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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